Exhibit (k)(7)

NOVATION AGREEMENT

This NOVATION AGREEMENT (the “Agreement”) is entered into as of September 27, 2022 by and among MML Investment Advisers, LLC, a Delaware limited liability company (the “Outgoing Administrator”), Barings LLC, a Delaware limited liability company (the “Incoming Administrator”), and State Street Bank and Trust Company, a bank and trust company organized under the laws of The Commonwealth of Massachusetts (the “Sub-Administrator” or “State Street”) (each, a “Party”).

WHEREAS, the Outgoing Administrator and State Street are parties to the Sub-Administration Agreement, dated and effective as of December 7, 2021, pursuant to which State Street acts as sub-administrator with respect to Barings Access Pine Point Fund (formerly known as MassMutual Access Pine Point Fund) and MassMutual Private Equity Funds LLC (collectively, with any side letters and fee schedules in place as of the date of this Agreement, the “Fund Sub-Administration Agreement”);

WHEREAS, the Outgoing Administrator and State Street are also parties to that certain Sub-Administration Agreement, dated and effective as of December 21, 2021, pursuant to which State Street acts as sub-administrator with respect to MassMutual Private Equity Funds Subsidiary LLC (collectively, with any side letters and fee schedules in place as of the date of this Agreement, the “Subsidiary Sub-Administration Agreement” and, together with the Fund Sub-Administration Agreement, the “Sub-Administration Agreements”);

WHEREAS, the Outgoing Administrator and the Incoming Administrator desire to effect a novation of each Sub-Administration Agreement such that: (i) the Incoming Administrator is substituted for the Outgoing Administrator as a party to each Sub-Administration Agreement; (ii) the Incoming Administrator assumes all of the rights, benefits, duties and obligations of the Outgoing Administrator under each Sub-Administration Agreement; and (iii) the Outgoing Administrator is released from its obligations under each Sub-Administration Agreement; and

WHEREAS, State Street desires to accept the novation of each Sub-Administration Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1.	Novation and Acceptance. Subject to the terms and conditions contained herein:

a.	State Street and the Outgoing Administrator hereby effect the novation of each Sub-Administration Agreement to substitute the Outgoing Administrator with the Incoming Administrator as a party to each Sub-Administration Agreement (each, a “Novation”);

b.	State Street hereby consents to and accepts each Novation and releases the Outgoing Administrator from all of its duties and obligations under each Sub-Administration Agreement; and

c.	The Incoming Administrator hereby accepts each Novation and assumes all rights, benefits, duties and obligations of the Outgoing Administrator under each Sub-Administration Agreement.

2.	Term. Each Novation shall become effective as of the date hereof and shall extend for so long as the applicable Sub-Administration Agreement is in effect.

3.	Amendment of the Sub-Administration Agreements. The Parties agree that neither Sub-Administration Agreement shall be amended as a result of the applicable Novation, save that on and from the date hereof all references in each Sub-Administration Agreement to the Outgoing Administrator shall be replaced with and be interpreted as references to the Incoming Administrator.

4.	Successors and Assigns. This Agreement shall bind and inure to the benefit of each Party hereto and their respective successors and assigns.

5.	Governing Law. This Agreement shall be construed by and governed in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

6.	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Novation Agreement to be executed as of the date first written above.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas R. Steele
Name:	Douglas R. Steele
Title:	Vice President

BARINGS LLC

By:	/s/ Mina Nazemi
Name:	Mina Nazemi
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kevin Murphy
Name:	Kevin Murphy
Title:	Managing Director